Exhibit 99.1

Mead Johnson Nutrition Merger with Reckitt Benckiser Completed CHICAGO, Ill. – June 15, 2017 – Mead Johnson Nutrition Company (MJN) announced today that its merger with Reckitt Benckiser Group plc (RB) has been completed. As a result of the transaction, Mead Johnson’s common stock is no longer traded on the New York Stock Exchange, effective today. Mead Johnson is now a division of RB, adding its globally-recognized brands, including Enfa™ and Nutramigen©, to RB’s powerful consumer health portfolio. "We are pleased that the completion of this transaction returns significant and immediate value to our shareholders,” said James Cornelius, MJN's Chairman of the Board. “The merger with RB is a recognition of the strong growth and geographic expansion the Mead Johnson business achieved since the company’s split-off from Bristol-Meyers Squibb in 2009. We wish our thousands of employees, whose work and dedication enabled this success, all the best in the next chapter of the Mead Johnson story. We expect the business and brands to continue to flourish as part of RB, with its larger scale and proven marketing and innovation prowess.” About Mead Johnson Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world's children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 110 years. The company's Enfa™ family of brands, including Enfamil® infant formula, is a world leading brand franchise in pediatric nutrition. Media Contact Christopher Perille, 312-466-5814 chris.perille@mjn.com